Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 23, 2026, with respect to the statutory financial statements and financial statement schedules of Nationwide Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information (File No. 333-289519).
/s/ KPMG LLP
Columbus, Ohio
April 23, 2026